News Release

TransUnion Reports Strong Fourth Quarter and Full Year 2016 Results
Company Announces Three-Year up to $300 Million Share Repurchase Program

CHICAGO, February 14, 2017 - TransUnion (NYSE: TRU) (the “Company”) today announced financial results for the quarter ended December 31, 2016.
Total revenue was $436 million, an increase of 13 percent, both as reported and on a constant currency basis compared with the fourth quarter of 2015. Acquisitions accounted for a 3 percent increase in revenue. Net income attributable to TransUnion was $50 million compared with $19 million in the fourth quarter of 2015. Diluted earnings per share was $0.27 compared with $0.10 in the fourth quarter of 2015.
Adjusted EBITDA was $169 million, an increase of 24 percent, both as reported and on a constant currency basis compared with the fourth quarter of 2015. Adjusted EBITDA margin was 38.8 percent, an increase of 340 basis points compared with the fourth quarter of 2015. Adjusted Diluted Earnings per Share was $0.44, an increase of 45 percent compared with the fourth quarter of 2015.
“TransUnion delivered a strong fourth quarter that caps an outstanding full year in 2016,” said Jim Peck, TransUnion’s president and chief executive officer.  “We delivered double-digit revenue, Adjusted EBITDA and Adjusted EPS growth for both the fourth quarter and full year 2016 while we continued to aggressively invest in our business for the long term.  In 2016, we completed our next-generation technology platform that allows us to deliver cutting-edge innovation for our customers.  We also made strategic acquisitions and invested organically in key growth initiatives, while driving meaningful margin expansion.”
“In 2017, we expect another strong year of revenue, Adjusted EBITDA and Adjusted EPS growth driven by solid broad-based growth across our diversified portfolio," said Peck. "As a result of our strong financial performance, balance sheet deleveraging, and a long-term growth plan built on continuous innovation, we will begin to appropriately and opportunistically return capital to our shareholders. To that end, today we are announcing our intention to repurchase up to $300 million of stock over the next three years.”
Fourth Quarter 2016 Segment Results
U.S. Information Services (USIS)
USIS revenue was $268 million, an increase of 15 percent compared with the fourth quarter of 2015.

•	Online Data Services revenue was $170 million, an increase of 16 percent over the prior year.

•	Marketing Services revenue was $45 million, an increase of 7 percent over the prior year.

•	Decision Services revenue was $53 million, an increase of 18 percent over the prior year.

Operating income was $68 million, an increase of 215 percent compared with the fourth quarter of 2015. Adjusted Operating Income was $93 million, an increase of 38 percent compared with the fourth quarter of 2015.
International
International revenue was $86 million, an increase of 24 percent (23 percent on a constant currency basis) compared with the fourth quarter of 2015. Acquisitions accounted for a 10 percent increase in revenue.

•	Developed markets revenue was $29 million, an increase of 14 percent (15 percent on a constant currency basis) over the prior year.

•	Emerging markets revenue was $57 million, an increase of 29 percent (28 percent on a constant currency basis) over the prior year. Acquisitions accounted for a 16 percent increase in revenue.
Operating income was $22 million, an increase of 157 percent compared with the fourth quarter of 2015. Adjusted Operating Income was $29 million, an increase of 48 percent (47 percent on a constant currency basis) compared with the fourth quarter of 2015.
Consumer Interactive
Consumer Interactive revenue was $97 million, approximately flat compared with the fourth quarter of 2015.
Operating income was $44 million, an increase of 7 percent compared with the fourth quarter of 2015. Adjusted Operating Income was $45 million, an increase of 7 percent compared with the fourth quarter of 2015.
Full Year 2016 Results
Total revenue was $1,705 million, an increase of 13 percent (14 percent on a constant currency basis) compared with the full year of 2015, driven by double-digit growth in each of the three segments. Acquisitions accounted for a 2 percent increase in revenue.
Net income attributable to TransUnion was $121 million compared with $6 million for the full year of 2015. Diluted earnings per share was $0.65 compared with $0.04 for the full year of 2015.
Adjusted EBITDA was $637 million, an increase of 21 percent (22 percent on a constant currency basis) compared with the full year of 2015. Adjusted EBITDA margin was 37.3 percent, an increase of 240 basis points compared with the full year of 2015. Adjusted Diluted Earnings per Share was $1.50, an increase of 38 percent compared with the full year of 2015.
Liquidity and Capital Resources
Cash and cash equivalents were $182 million at December 31, 2016 and $133 million at December 31, 2015. Total debt, including the current portion of long-term debt, increased to $2.4 billion at December 31, 2016 compared with $2.2 billion at December 31, 2015, primarily due to financing the acquisition of Central de Informacion Financiera S.A. (“CIFIN”).
For the year ended December 31, 2016, cash provided by operating activities was $390 million compared with $309 million for the same period in 2015 due primarily to the increase in operating performance along with a decrease in interest expense. Cash used in investing activities was $496 million compared with $197 million for the same period in 2015 due primarily to an increase in cash used for acquisitions. Capital expenditures were $124 million compared with $132 million for the same period in 2015. Cash provided by financing activities was $154 million compared with a use of cash of $51 million for the same period in 2015 due primarily to additional borrowing in 2016 to finance acquisitions.
Net leverage, measured as total debt less cash divided by Adjusted EBITDA, was 3.4x at December 31, 2016.  On January 31, 2017, we amended and extended our credit agreement.  Key terms of the amendment include a two-year extension of the maturity date to April 2023 from April 2021, a 25 basis point reduction in the applicable margin and a reduction in the LIBOR floor to zero from 75 basis points, which, among other changes, are in each case only applicable to the B-2 term loans.
2017 Full Year Outlook
For the full year of 2017, consolidated revenue is expected to be between $1.835 billion and $1.85 billion, an increase of 8 to 9 percent on a constant currency basis compared with the full year of 2016. Adjusted EBITDA is expected to be between $710 million and $725 million, an increase of 12 to 14 percent on a constant currency basis. Adjusted EBITDA margin is expected to increase by approximately 150 basis points. Adjusted Diluted Earnings per Share is expected to be between $1.71 and $1.76, an increase of 14 to 17 percent.

The revenue guidance includes approximately 1 percent growth from acquisitions, with no significant impact on revenue and Adjusted EBITDA from foreign exchange rates.
2017 First Quarter Outlook
For the first quarter of 2017, consolidated revenue is expected to be between $440 million and $445 million, an increase of 8 to 9 percent on a constant currency basis compared with the first quarter of 2016. Adjusted EBITDA is expected to be between $162 million and $165 million, an increase of 14 to 16 percent on a constant currency basis. Adjusted Diluted Earnings per Share is expected to be between $0.38 and $0.39, an increase of 19 to 22 percent.
The revenue guidance includes approximately 1.5 percent growth from acquisitions, with no significant impact on revenue and Adjusted EBITDA from foreign exchange rates.
$300 Million Share Repurchase Program
Our board of directors has authorized the repurchase of up to $300 million of stock over the next three years. Repurchases may be made from time to time at management’s discretion at prices management considers to be attractive through open market purchases or through privately negotiated transactions, subject to availability.
Please see our Form 8-K filed with the SEC on February 14, 2016 for additional details.
Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:00 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.
About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft. www.transunion.com
Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.
Non-GAAP Financial Measures
This earnings release presents certain growth rates on Schedule 1 assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted Operating Income, segment Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present these financial measures as supplemental measures of our operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. We present Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Also, Adjusted EBITDA is a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. Furthermore, under the credit agreement governing our senior secured credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.
Adjusted EBITDA is defined as net income (loss) attributable to TransUnion plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income). Adjusted Operating Income is defined as operating income plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets. Adjusted Effective Tax Rate is defined as adjusted provision for income taxes divided by adjusted income before income taxes. Adjusted Net Income is defined as net income (loss) attributable to TransUnion plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus changes in provision for income taxes. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted-average shares outstanding.
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to make acquisitions and integrate the operations of acquired businesses; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; our controlling stockholders; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, as modified in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
For More Information
E-mail:        Investor.Relations@transunion.com
Telephone:    312.985.2860

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2016 Unaudited	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$182.2	$133.2
Trade accounts receivable, net of allowance of $6.2 and $4.2	277.9	228.3
Other current assets	89.9	65.3
Total current assets	550.0	426.8
Property, plant and equipment, net of accumulated depreciation and amortization of $235.6 and $174.3	197.5	183.0
Goodwill	2,173.9	1,983.4
Other intangibles, net of accumulated amortization of $815.8 and $615.3	1,762.3	1,770.1
Other assets	97.5	79.5
Total assets	$4,781.2	$4,442.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$114.2	$105.4
Short-term debt and current portion of long-term debt	50.4	43.9
Other current liabilities	208.7	146.7
Total current liabilities	373.3	296.0
Long-term debt	2,325.2	2,160.7
Deferred taxes	579.0	588.4
Other liabilities	30.7	27.8
Total liabilities	3,308.2	3,072.9
Redeemable noncontrolling interests	—	2.9
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at December 31, 2016 and December 31, 2015; 183.9 million and 183.0 million shares issued as of December 31, 2016 and December 31, 2015, respectively; and 183.2 million and 182.3 million shares outstanding as of December 31, 2016 and December 31, 2015, respectively	1.8	1.8
Additional paid-in capital	1,844.9	1,850.3
Treasury stock at cost; 0.7 million shares at December 31, 2016 and December 31, 2015	(5.3)	(4.6)
Accumulated deficit	(303.8)	(424.3)
Accumulated other comprehensive loss	(174.8)	(191.8)
Total TransUnion stockholders’ equity	1,362.8	1,231.4
Noncontrolling interest	110.2	135.6
Total stockholders’ equity	1,473.0	1,367.0
Total liabilities and stockholders’ equity	$4,781.2	$4,442.8

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016 Unaudited	2015 Unaudited	2016 Unaudited	2015
Revenue	$435.9	$386.1	$1,704.9	$1,506.8
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	144.6	139.4	579.1	531.6
Selling, general and administrative	146.5	128.6	560.1	499.7
Depreciation and amortization	55.5	69.2	265.2	278.4
Total operating expenses	346.6	337.2	1,404.4	1,309.7
Operating income	89.3	48.9	300.5	197.1
Non-operating income and (expense)
Interest expense	(22.3)	(19.8)	(85.5)	(134.2)
Interest income	1.4	0.9	4.6	3.8
Earnings from equity method investments	2.4	2.3	8.6	8.8
Other income and (expense), net	(3.7)	(4.2)	(22.8)	(48.9)
Total non-operating income and (expense)	22.2	20.8	(95.1)	(170.5)
Income before income taxes	67.1	28.1	205.4	26.6
Provision for income taxes	(14.5)	(7.0)	(74.0)	(11.3)
Net income	52.6	21.1	131.4	15.3
Less: net income attributable to the noncontrolling interests	(3.1)	(1.9)	(10.8)	(9.4)
Net income attributable to TransUnion	$49.5	$19.2	$120.6	$5.9

Earnings per share:
Basic	$0.27	$0.11	$0.66	$0.04
Diluted	$0.27	$0.10	$0.65	$0.04

Weighted average shares outstanding:
Basic	183.0	182.2	182.6	165.3
Diluted	185.0	183.9	184.6	166.8

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended December 31,
	2016 Unaudited	2015
Cash flows from operating activities:
Net income	$131.4	$15.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	265.2	278.4
Net loss on refinancing transactions	—	37.6
Impairment of cost method investment	2.0	—
Amortization and loss on fair value of hedge instruments	0.9	1.2
Equity in net income of affiliates, net of dividends	(0.6)	(0.1)
Deferred taxes	(22.2)	(17.3)
Amortization of discount and deferred financing fees	3.2	6.1
Stock-based compensation	24.4	9.0
Provision for losses on trade accounts receivable	4.3	3.2
Other	(5.1)	1.4
Changes in assets and liabilities:
Trade accounts receivable	(42.5)	(39.2)
Other current and long-term assets	(5.9)	13.8
Trade accounts payable	2.9	1.3
Other current and long-term liabilities	31.9	(1.6)
Cash provided by operating activities	389.9	309.1
Cash flows from investing activities:
Capital expenditures	(124.0)	(132.2)
Proceeds from sale of trading securities	0.9	1.0
Purchases of trading securities	(1.5)	(1.5)
Proceeds from sale of other investments	58.2	12.4
Purchases of other investments	(64.6)	(15.5)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(356.6)	(70.4)
Acquisition-related deposits, net	(6.2)	9.1
Other	(2.0)	—
Cash used in investing activities	(495.8)	(197.1)
Cash flows from financing activities:
Proceeds from senior secured term loan B	150.0	1,881.0
Extinguishment of senior secured term loan B	—	(1,881.0)
Proceeds from senior secured term loan A	55.0	350.0
Extinguishment of 9.625% and 8.125% Senior Notes	—	(1,000.0)
Proceeds from senior secured revolving line of credit	145.0	35.0
Payment on senior secured revolving line of credit	(145.0)	(85.0)

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended December 31,
	2016 Unaudited	2015
Cash flows from financing activities (continued):
Repayments of debt	(49.3)	(38.2)
Termination of interest rate swaps	—	(2.7)
Proceeds from initial public offering	—	764.5
Underwriter fees and other costs on initial public offering	—	(49.8)
Debt financing fees (2015 fees include prepayment premiums on early terminations)	(3.7)	(18.2)
Proceeds from issuance of common stock and exercise of stock options	6.0	2.8
Treasury stock purchases	(0.7)	(0.3)
Distributions to noncontrolling interests	(9.3)	(10.8)
Excess tax benefit	6.3	1.4
Payment of contingent obligation	(0.5)	—
Cash provided by (used in) financing activities	153.8	(51.3)
Effect of exchange rate changes on cash and cash equivalents	1.1	(5.4)
Net change in cash and cash equivalents	49.0	55.3
Cash and cash equivalents, beginning of period	133.2	77.9
Cash and cash equivalents, end of period	$182.2	$133.2

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
As Reported and Constant Currency Growth Rates - Unaudited

	Three Months Ended December 31, 2016 Percent Change	Twelve Months Ended December 31, 2016 Percent Change
Consolidated:
Revenue as reported	12.9%	13.1%
Revenue constant currency	12.8%	14.3%

Operating income	82.7%	52.5%
Operating income constant currency	82.5%	53.9%
Adjusted Operating Income	32.8%	24.6%
Adjusted Operating Income constant currency	32.8%	25.7%

Adjusted EBITDA	23.7%	20.9%
Adjusted EBITDA constant currency	23.6%	22.1%

International:
International Consolidated
Revenue as reported	23.5%	16.4%
Revenue constant currency	22.9%	22.7%

Operating income	156.8%	135.0%
Operating income constant currency	155.8%	147.8%
Adjusted Operating Income	47.5%	39.5%
Adjusted Operating Income constant currency	47.1%	46.8%

Developed Markets
Revenue as reported	14.4%	14.7%
Revenue constant currency	14.5%	17.5%

Emerging Markets
Revenue as reported	28.7%	17.4%
Revenue constant currency	27.7%	25.6%
Constant currency percentage changes assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue	$435.9	$386.1	$1,704.9	$1,506.8

Reconciliation of net income attributable to TransUnion to Adjusted EBITDA
Net income attributable to TransUnion	$49.5	$19.2	$120.6	$5.9
Net interest expense	20.9	18.9	80.9	130.4
Provision for income taxes	14.5	7.0	74.0	11.3
Depreciation and amortization	55.5	69.2	265.2	278.4
EBITDA	140.4	114.3	540.7	426.0
Adjustments to EBITDA:
Stock-based compensation(1)	8.1	8.4	31.2	22.3
Mergers and acquisitions, divestitures and business optimization(2)	1.1	5.0	18.5	8.0
Technology transformation(3)	—	8.4	23.3	26.9
Other(4)	19.6	0.8	23.1	43.5
Total adjustments to EBITDA	28.9	22.6	96.1	100.7
Adjusted EBITDA	$169.3	$136.9	$636.8	$526.7

EBITDA margin	32.2%	29.6%	31.7%	28.3%
Adjusted EBITDA Margin	38.8%	35.5%	37.3%	35.0%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: a $(1.5) million net gain from exiting a business relationship; and a $(1.1) million reduction in contingent consideration expense from previous acquisitions. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: a $2.0 million loss on the impairment of a cost method investment; and $1.7 million of acquisition expenses. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: a $(0.7) million net gain from exiting a business relationship and the closure and divestiture of certain businesses; a $(0.5) million adjustment to business optimization expenses; and a $(0.1) million reduction in contingent consideration expense from previous acquisitions. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $17.6 million of acquisition expenses; a $2.0 million loss on the impairment of a cost method investment; and a $0.2 million loss on the closure and divestiture of certain businesses.

For the three months ended December 31, 2015, consisted of the following adjustments to operating income: $2.1 million of business optimization expenses; and a $(0.7) million reduction in contingent consideration expense from previous acquisitions. For the three months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $3.6 million of acquisition expenses. For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $2.1 million of business optimization expenses; a $0.3 million loss on the divestiture of a business; and $(0.1) million reduction in contingent consideration expense from previous acquisitions; For the twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $5.8 million of acquisition expenses; and $(0.1) million of other miscellaneous.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for settlement with the CFPB and related costs. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $0.3 million of currency remeasurement of our foreign operations; $0.3 million of loan fees; $0.2 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; a $(0.4) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $(0.2) million of miscellaneous. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs; $0.3 million for certain legal and regulatory matters; and $(0.7) million of miscellaneous. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $2.7 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; $1.4 million of loan fees; a $0.5 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(0.3) million of currency remeasurement of our foreign operations and $(0.2) million of miscellaneous.
For the three months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $0.6 million of currency remeasurement of our foreign operations; $0.4 million of loan fees; $0.2 million of miscellaneous; and a $(0.4) million gain related to mark-to-market ineffectiveness of our interest rate hedge. For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $(0.5) million of miscellaneous. For the twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $37.6 million of debt refinancing expenses; $3.6 million of currency remeasurement of our foreign operations; $1.4 million of loan fees; a $0.7 million loss related to mark-to-market ineffectiveness of our interest rate hedge; and $0.7 million of miscellaneous.

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - Unaudited
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income attributable to TransUnion	$49.5	$19.2	$120.6	$5.9
Adjustments before income tax items:
Stock-based compensation(1)	8.1	8.4	31.2	22.3
Mergers and acquisitions, divestitures and business optimization(2)	1.1	5.0	18.5	8.0
Technology transformation(3)	—	8.4	23.3	26.9
Other(4)	19.5	0.2	21.9	41.4
Amortization of certain intangible assets (5)	32.3	43.1	154.8	175.5
Total adjustments before income tax items	61.0	65.1	249.7	274.1
Change in provision for income taxes per schedule 4	(28.8)	(28.2)	(92.6)	(97.9)
Adjusted Net Income	$81.6	$56.1	$277.7	$182.1

Adjusted Earnings per Share:
Basic	$0.45	$0.31	$1.52	$1.10
Diluted(6)	$0.44	$0.31	$1.50	$1.09

Weighted-average shares outstanding:
Basic	183.0	182.2	182.6	165.3
Diluted(6)	185.0	183.9	184.6	166.8
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: a $(1.5) million net gain from exiting a business relationship; and a $(1.1) million reduction in contingent consideration expense from previous acquisitions. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: a $2.0 million loss on the impairment of a cost method investment; and $1.7 million of acquisition expenses. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: a $(0.7) million net gain from exiting a business relationship and the closure and divestiture of certain businesses; a $(0.5) million adjustment to business optimization expenses; and a $(0.1) million reduction in contingent consideration expense from previous acquisitions. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $17.6 million of acquisition expenses; a $2.0 million loss on the impairment of a cost method investment; and a $0.2 million loss on the closure and divestiture of certain businesses.

For the three months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.7) million reduction in contingent consideration expense from previous acquisitions; and $2.1 million of business optimization expenses. For the three months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $3.6 million of acquisition expenses. For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.1) million reduction in contingent consideration expense from previous acquisitions; $2.1 million of business optimization expenses; and a $0.3 million loss on divestiture of a business. For the twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $5.8 million of acquisition expenses; and $(0.1) million of miscellaneous.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $0.3 million of currency remeasurement of our foreign operations; and a $(0.4) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $0.2 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs; $0.3 million for certain legal and regulatory matters; and $(0.7) million of miscellaneous. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $2.7 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; a $0.5 million mark-to-market loss related to ineffectiveness of our interest rate hedge; and $(0.3) million of currency remeasurement of our foreign operations.
For the three months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $0.6 million of currency remeasurement of our foreign operations; and a $(0.4) million gain related to mark-to-market ineffectiveness of our interest rate hedge. For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $(0.5) million of miscellaneous. For the twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $37.6 million of debt refinancing expenses; $3.6 million of currency remeasurement of our foreign operations; and a $0.7 million loss related to mark-to-market ineffectiveness of our interest rate hedge.

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization intangible assets established in business acquisitions after our 2012 change in control.

(6)
As of December 31, 2016, for the three- and twelve-month periods, there were 0.1 million anti-dilutive weighted shares outstanding. In addition, as of December 31, 2016, there were 5.9 million contingently issuable market-based stock awards excluded from the diluted earnings per share calculations because the market conditions had not been met.

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Income before income taxes	$67.1	$28.1	$205.4	$26.6
Total adjustments before income taxes per Schedule 3	61.0	65.1	249.7	274.1
Adjusted income before income taxes	$128.0	$93.2	$455.1	$300.7

Provision for income taxes	$(14.5)	$(7.0)	$(74.0)	$(11.3)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(21.8)	(21.0)	(90.8)	(94.8)
Eliminate impact of adjustments for unremitted foreign earnings(2)	—	(3.6)	—	—
Other(3)	(7.0)	(3.6)	(1.8)	(3.1)
Total adjustments for income taxes	(28.8)	(28.2)	(92.6)	(97.9)
Adjusted provision for income taxes	$(43.3)	$(35.2)	$(166.6)	$(109.2)

Effective tax rate	21.5%	24.9%	36.0%	42.4%
Adjusted Effective Tax Rate	33.8%	37.8%	36.6%	36.3%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)	Eliminates impact of certain adjustments related to our deferred tax liability for unremitted earnings, including the lapse of the look-through rule under Subpart F of the Internal Revenue Code.

(3)	Eliminates the impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Adjusted Operating Income, Operating Margin and Adjusted Operating Margin - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Online Data Services	$170.2	$146.4	$677.8	$602.1
Marketing Services	44.8	41.7	160.9	149.2
Decision Services	53.0	45.0	206.4	173.2
Total USIS	268.0	233.1	1,045.1	924.5
Developed Markets	29.0	25.3	109.2	95.2
Emerging Markets	57.2	44.5	204.7	174.4
Total International	86.2	69.8	313.9	269.6
Consumer Interactive	97.1	97.5	407.1	369.8
Total revenue, gross	$451.3	$400.4	$1,766.0	$1,563.9

Intersegment revenue eliminations:
USIS Online	$(14.3)	$(13.5)	$(57.0)	$(53.9)
International Developed Markets	(0.9)	(0.7)	(3.4)	(2.6)
International Emerging Markets	(0.2)	(0.2)	(0.6)	(0.5)
Consumer Interactive	—	—	—	—
Total intersegment revenue eliminations	(15.4)	(14.3)	(61.1)	(57.1)
Total revenue as reported	$435.9	$386.1	$1,704.9	$1,506.8

Gross operating income by segment:
USIS operating income	$68.0	$21.6	$203.5	$130.5
International operating income	22.3	8.7	49.8	21.2
Consumer Interactive operating income	43.8	40.8	168.9	137.2
Corporate operating loss	(44.7)	(22.2)	(121.6)	(91.8)
Total operating income	$89.3	$48.9	$300.5	$197.1

Intersegment operating income eliminations:
USIS	$(13.9)	$(13.1)	$(55.5)	$(52.4)
International	(0.8)	(0.6)	(3.0)	(1.9)
Consumer Interactive	14.7	13.6	58.5	54.4
Corporate	—	—	—	—
Total eliminations	$—	$—	$—	$—

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Reconciliation of operating income to Adjusted Operating Income:
USIS operating income	$68.0	$21.6	$203.5	$130.5
Stock-based compensation(1)	3.0	5.6	11.5	8.9
Mergers and acquisitions, divestitures and business optimization(2)	(1.1)	(0.7)	(0.1)	(0.1)
Technology transformation(3)	—	7.9	21.0	25.2
Other(4)	—	—	—	(0.5)
Amortization of certain intangible assets(5)	23.1	33.1	112.0	132.1
Adjusted USIS Operating Income	93.0	67.5	347.8	296.1

International operating income	22.3	8.7	49.8	21.2
Stock-based compensation(1)	0.1	1.9	8.1	9.7
Mergers and acquisitions, divestitures and business optimization(2)	(1.5)	—	(0.7)	0.3
Technology transformation(3)	—	0.5	2.4	1.7
Amortization of certain intangible assets(5)	8.0	8.5	37.3	36.6
Adjusted International Operating Income	28.8	19.5	96.9	69.4

Consumer Interactive operating income	43.8	40.8	168.9	137.2
Stock-based compensation(1)	0.4	0.1	1.1	0.4
Amortization of certain intangible assets(5)	1.2	1.5	5.6	6.8
Adjusted Consumer Interactive Operating Income	45.4	42.4	175.5	144.4

Corporate operating loss	(44.7)	(22.2)	(121.6)	(91.8)
Stock-based compensation(1)	4.6	0.8	10.6	3.3
Mergers and acquisitions, divestitures and business optimization(2)	—	2.1	(0.5)	2.1
Other(4)	19.4	—	19.0	—
Adjusted Corporate Operating Income	(20.8)	(19.2)	(92.5)	(86.3)

Total operating income	89.3	48.9	300.5	197.1
Stock-based compensation(1)	8.1	8.4	31.2	22.3
Mergers and acquisitions, divestitures and business optimization(2)	(2.6)	1.4	(1.3)	2.3
Technology transformation(3)	—	8.4	23.3	26.9
Other(4)	19.4	—	19.0	(0.5)
Amortization of certain intangible assets(5)	32.3	43.1	154.8	175.5
Total operating income adjustments	57.2	61.4	227.1	226.5
Total Adjusted Operating Income	$146.5	$110.3	$527.6	$423.6

Operating margin(6):
USIS	25.4%	9.3%	19.5%	14.1%
International	25.8%	12.4%	15.9%	7.9%
Consumer Interactive	45.1%	41.9%	41.5%	37.1%
Total operating margin	20.5%	12.7%	17.6%	13.1%

Adjusted Operating Margin(6):
USIS	34.7%	29.0%	33.3%	32.0%
International	33.4%	28.0%	30.9%	25.7%
Consumer Interactive	46.8%	43.5%	43.1%	39.0%
Total Adjusted Operating Margin	33.6%	28.6%	30.9%	28.1%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: a $(1.5) million gain from exiting a business relationship (International); and a $(1.1) million reduction to contingent consideration expense from previous acquisitions (USIS). For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: a $(0.7) million net gain from exiting a business relationship and the closure and divestiture of certain businesses (International); a $(0.5) million adjustment to business optimization expenses (Corporate); and a $(0.1) million reduction to contingent consideration expense from previous acquisitions (USIS).

For the three months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.7) million adjustment for contingent consideration expense from previous acquisitions (USIS); and $2.1 million of business optimization expenses (Corporate). For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.1) million adjustment for contingent consideration expense from previous acquisitions (USIS); $2.1 million of business optimization expenses (Corporate); and a $0.3 million loss on the divestiture of a business operations (International).

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs (Corporate). For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs (Corporate); $0.3 million for certain legal and regulatory matters (Corporate); and $(0.7) million of miscellaneous (Corporate).

For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $(0.5) million of miscellaneous (USIS).

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization intangible assets established in business acquisitions after our 2012 change in control.

(6)
Segment operating margins and Adjusted Operating Margins are calculated using segment gross revenue and operating income. Consolidated operating margin and Adjusted Operating Margin is calculated using as reported revenue and operating income.

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Depreciation and amortization:
USIS	$38.9	$52.4	$191.0	$206.2
International	12.8	12.5	57.2	55.1
Consumer Interactive	2.5	3.0	11.7	11.8
Corporate	1.3	1.3	5.3	5.3
Total depreciation and amortization	$55.5	$69.2	$265.2	$278.4
As a result of displaying amounts in millions, rounding differences may exist in the table above.